Exhibit 99

Information

LOCKHEED MARTIN REPORTS 2003 SECOND QUARTER RESULTS

•	SALES INCREASED 23% TO $7.7 BILLION

•	REPORTS EARNINGS PER SHARE OF $0.54, INCLUDING A CHARGE OF $0.06 PER SHARE TO EXIT THE COMMERCIAL MAIL SORTING BUSINESS

•	GENERATES $845 MILLION IN CASH FROM OPERATIONS IN THE QUARTER, $1.4 BILLION YEAR-TO-DATE

•	ACHIEVES A RECORD BACKLOG OF $76.6 BILLION

•	INCREASES OUTLOOK FOR 2003 SALES TO $30.5 – $31.5 BILLION AND 2004 SALES TO $31.5 – $33.0 BILLION

•	INCREASES OUTLOOK FOR 2003 EARNINGS PER SHARE TO $2.25 – $2.35, INCLUDING THE $0.06 PER SHARE CHARGE

•	INCREASES OUTLOOK FOR 2003 CASH FROM OPERATIONS TO AT LEAST $1.8 BILLION AND $3.5 BILLION FOR 2003 AND 2004 COMBINED

BETHESDA, Maryland, July 24, 2003 – Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2003 net sales of $7.7 billion, a 23% increase over the second quarter 2002 sales of $6.3 billion. Earnings from continuing operations for the second quarter of 2003 were $242 million, or $0.54 per diluted share, compared to $351 million, or $0.78 per diluted share in the second quarter of 2002.

Second quarter 2003 results included a pre-tax charge of $41 million related to the Corporation’s exit from the commercial mail sorting business, which decreased earnings from continuing operations by $27 million, or $0.06 per share. Second quarter 2002 results included a $90 million, or $0.20 per share, benefit related to the Corporation’s settlement of a research and development (R&D) tax credit claim.

“Our sustained focus on program execution, customer satisfaction and disciplined growth is building momentum and resulting in strong organic growth,” said Chairman and Chief Executive Officer Vance Coffman. “Our financial outlook remains positive.”

SECOND QUARTER AND YEAR-TO-DATE DETAILED REVIEW

	2nd Quarter				Year-to-Date
	2003		2002		2003		2002
GAAP Earnings (Loss) Per Share
Continuing Operations	$0.54	*	$0.78	**	$1.09	*	$1.28	**
Discontinued Operations	—		(0.03)		—		(0.04)

Net Earnings Per Share	$0.54		$0.75		$1.09		$1.24

*	Includes a $0.06 per share loss related to exiting the commercial mail sorting business.
**	Includes a $0.20 per share benefit on the R&D tax credit claim settlement.

Continuing Operations

Net sales for the first six months of 2003 were $14.8 billion, a 20% increase over the $12.3 billion recorded in the comparable 2002 period.

Earnings from continuing operations for the six months ended June 30, 2003 were $492 million, or $1.09 per share, which included the charge in the second quarter related to the commercial mail sorting business. Results for the first half of 2003 also included the impact of two items recorded in the first quarter: a $13 million loss ($0.03 per share) related to the call and prepayment of approximately $450 million of long-term debt and a $13 million gain ($0.03 per share) on the partial reversal of the $150 million fourth quarter 2002 charge related to the guarantee of the Corporation’s share of Space Imaging, LLC’s credit facility.

Earnings from continuing operations for the six months ended June 30, 2002 were $575 million, or $1.28 per share, which included the R&D tax credit claim settlement.

Discontinued Operations

During 2003, the activities of the remaining telecommunications services business held for sale had no impact on earnings. In 2002, the loss from discontinued operations was $12 million, or $0.03 per share for the second quarter and $18 million, or $0.04 per share for the six months ended June 30, 2002.

Net Earnings

For the second quarters of 2003 and 2002, the Corporation’s net earnings were $242 million, or $0.54 per share, and $339 million, or $0.75 per share, respectively. For the six-month periods, net earnings were $492 million, or $1.09 per share, in 2003, and $557 million, or $1.24 per share, in 2002.

Cash Flow, Leverage and Backlog

Cash provided by operating activities for the quarter and six months ended June 30, 2003 was $845 million and $1.4 billion as compared to the $1.1 billion and $1.5 billion generated in the comparable 2002 periods. Capital expenditures for the quarter and six months ended June 30, 2003 were $124 million and $202 million as compared to the $156 million and $261 million expended in the comparable 2002 periods. During the first three months of 2003, the Corporation repurchased 6.3 million of its common shares for $279 million. No shares were repurchased during the second quarter. The Corporation also used $767 million in the first quarter and $572 million this quarter for debt maturities and the early repayment of debt, which reduced our long-term debt to $6.2 billion at June 30, 2003.

The ratio of total debt-to-capitalization was approximately 51% at the end of the second quarter, an improvement from approximately 56% at December 31, 2002. In the second quarter, Fitch Ratings upgraded the Corporation’s long-term debt rating to BBB+ with a stable outlook. At June 30, 2003, the Corporation’s cash and cash equivalents balance was $1.9 billion and its short-term investments balance was $229 million.

The Corporation increased backlog during the quarter to a record level of $76.6 billion at June 30, 2003.

BUSINESS SEGMENT RESULTS

Consistent with the manner in which the Corporation’s business segments’ operating performance is evaluated, unusual items are excluded from segment earnings before interest and taxes (operating profit) and included in “Unallocated corporate income (expense), net.”

“Unallocated corporate income (expense), net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS adjustment, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, and other miscellaneous corporate activities.

The FAS/CAS adjustment represents the difference between pension costs calculated and funded in accordance with Cost Accounting Standards (CAS), which are reported in the business segments’ operating performance, and pension expense or income determined in accordance with FAS 87.

As announced June 27, 2003, the Corporation formed a new business segment, Integrated Systems and Solutions (ISS), to leverage its existing and emerging capabilities in addressing customers’ growing need for highly integrated systems and solutions. ISS will concentrate unique technology and highly specialized talent – including experts in space, air and ground systems – within a single organization, enhancing the Corporation’s ability to provide customers the horizontally integrated, system-of-systems capabilities they seek. With the formation of ISS, the Systems Integration business segment was renamed “Electronic Systems.”

The Corporation now operates in five principal business segments. The following historical segment information has been reclassified from amounts previously reported to reflect the Corporation’s new business segment. The reclassification did not change the consolidated results of the Corporation.

The following table presents the operating results of the five business segments and reconciles these amounts to the Corporation’s consolidated net sales and operating profit as determined under GAAP.

	2nd Quarter		Year-to-Date
	2003	2002	2003	2002
	(In millions)		(In millions)
Net sales
Aeronautics	$2,405	$1,547	$4,493	$2,881
Electronic Systems	2,174	2,037	4,155	3,911
Space Systems	1,544	1,243	3,072	2,632
Integrated Systems and Solutions	810	748	1,582	1,443
Technology Services	772	711	1,459	1,381

Operating segments	7,705	6,286	14,761	12,248
Other	4	4	7	8

Total net sales	$7,709	$6,290	$14,768	$12,256

Operating profit
Aeronautics	$162	$110	$307	$202
Electronic Systems	211	196	394	387
Space Systems	101	64	205	142
Integrated Systems and Solutions	67	74	139	124
Technology Services	51	41	99	78

Segment operating profit	592	485	1,144	933
Unallocated corporate (expense) income, net	(122)	41	(169)	67

Total operating profit	$470	$526	$975	$1,000

Unallocated corporate (expense) income, net is summarized below:

	2nd Quarter		Year-to-Date
	2003	2002	2003	2002
	(In millions)		(In millions)
FAS/CAS adjustment	$(68)	$55	$(140)	$105
Other	(13)	(14)	12	(38)
Unusual items	(41)	—	(41)	—

Total	$(122)	$41	$(169)	$67

The changes in the FAS/CAS adjustment for the quarter and six months ended June 30, 2003 are due to the Corporation reporting FAS pension expense versus FAS pension income in the comparable periods of the prior year. The change in “Other” unallocated corporate (expense) income, net for six months ended June 30, 2003 over the comparable 2002 period was primarily due to the impact of the decrease in our stock price, which lowered our stock-based compensation programs’ obligations. “Unusual Items” for the quarter and six months ended June 30, 2003 are due to the loss incurred on the Corporation’s exit from the commercial mail sorting business.

The following discussion compares the operating results of the business segments for the quarter and six months ended June 30, 2003 to the same periods in 2002.

Aeronautics

($ millions)

	2nd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$2,405	$1,547	$4,493	$2,881
Operating profit	$162	$110	$307	$202
Margin	6.7%	7.1%	6.8%	7.0%

Net sales for Aeronautics increased by 55% for the quarter and 56% for the six months ended June 30, 2003 from the 2002 periods, due to growth in the Combat Aircraft and Air Mobility lines of business. Higher volume on the F-35 Joint Strike Fighter and F/A-22 programs accounted for $350 million and $180 million of the quarter-over-quarter increase in sales. These factors accounted for $725 million and $285 million, respectively, of the year-over-year increase in sales. F-16 deliveries and other contract activities contributed $230 million to the quarter-over-quarter increase in sales and $385 million to the year-over-year growth in sales. Twelve F-16’s were delivered in the second quarter of 2003, seven more than in the 2002 period. Fifteen F-16’s were delivered in the first half of 2003, five more than in the 2002 period. Increased C-130J deliveries and volume on other programs drove the remaining quarter-over-quarter and year-over-year increases in sales. In the second quarter of 2003, there were four C-130J deliveries as contrasted with three deliveries in the 2002 period. On a year-to-date basis, there were seven C-130J deliveries compared to five deliveries in the 2002 period.

Segment operating profit increased by 47% for the quarter and 52% for the six months ended June 30, 2003 from the 2002 periods. Increases in operating profit of $30 million for the quarter and $65 million for the six-month period are due to higher volume on the F-35 and F/A-22 programs. The remainder of the growth in operating profit over the

2002 periods is attributable to volume changes on other air mobility programs and improved performance on other combat aircraft programs. The increase in C-130J deliveries and did not impact operating profit for the comparative periods due to the previously disclosed suspension of earnings recognition on the program. Aeronautics’ margins were lower due to increases in volume on the F-35 and F/A-22 programs, and international F-16 development activities, as well as the impact of increased C-130J deliveries.

Electronic Systems

($ millions)

	2nd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$2,174	$2,037	$4,155	$3,911
Operating profit	$211	$196	$394	$387
Margin	9.7%	9.6%	9.5%	9.9%

Net sales for Electronic Systems increased by 7% for the quarter and 6% for the six months ended June 30, 2003 from the 2002 periods. Electronic Systems operates in three lines of business: Naval Electronics & Surveillance Systems (NE&SS), Missiles & Fire Control (M&FC) and Platform, Training & Transportation Systems (PT&TS). In both the quarter and six-month periods, the increases in sales were attributable to higher volume in NE&SS and PT&TS, which were partially offset by declines in M&FC. In NE&SS, increases of $85 million for the quarter and $100 million for the six-month period over the 2002 periods, were mainly the result of higher volume on surface systems and undersea programs. PT&TS’ sales increased by $80 million in the quarter and $160 million in the first six-months of 2003 over the prior periods due to increased levels of distribution technology and transportation & security systems activities. The NE&SS and PT&TS increases were partially offset by lower sales at M&FC of $25 million for the quarter and $15 million for the six-month period, due to the timing of deliveries in its tactical missile programs.

Segment operating profit increased by 8% for the quarter and 2% for the six months ended June 30, 2003, when compared to the 2002 periods. The $15 million increase in operating profit during the second quarter of 2003 was attributable to the combined impact of improved performance at PT&TS and M&FC, as well as volume increases at NE&SS primarily on the programs described above. For the first six months of 2003 as compared to 2002, the increase in operating profit was primarily attributable to improved performance at M&FC on tactical missile programs and volume increases at NE&SS on undersea programs. The decrease in margins for the year-to-date periods and the relatively flat margins for the quarter resulted from declines in volume on mature production programs and higher volume on development programs.

Space Systems

($ millions)

	2nd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$1,544	$1,243	$3,072	$2,632
Operating profit	$101	$64	$205	$142
Margin	6.5%	5.1%	6.7%	5.4%

Net sales for Space Systems increased 24% for the quarter and 17% for the six months ended June 30, 2003 from the 2002 periods. Space Systems operates in three lines of business: Satellites, Launch Services, and Strategic and Defensive Missile Systems (S&DMS). For the second quarter of 2003, the sales growth over the 2002 period was primarily attributable to an increase of $155 million in Launch Services (mainly due to two additional Atlas launches this quarter and increased Titan activities) and a $140 million increase in Satellites (primarily due to higher volume on government satellite programs).

For the six months ended June 30, 2003, sales increases of $410 million in Satellites and $55 million in S&DMS were partially offset by a $30 million decline in Launch Services. The growth in Satellites is due to higher volume on government satellite programs. The growth in S&DMS is attributable to increases in both fleet ballistic missile and missile defense activities. In Launch Services, there were two Atlas and two Proton launches during the first six months of both 2003 and 2002. Lower prices on this year’s launches resulted in a $60 million decline in sales. This more than offset a $30 million increase in government launch vehicle activities, driven mainly by the Titan program.

Space Systems’ operating profit increased by 58% for the quarter and 44% for the six months ended June 30, 2003 from the 2002 periods. Satellites’ operating profit increased by $40 million for the quarter and by $100 million for the six months ended June 30, 2003 over the 2002 periods mainly due to the volume increases on government satellite programs and improved performance on commercial satellite activities. In Launch Services, increased activities on the Titan program this quarter offset higher Atlas operating losses and the impact of a more profitable Proton launch in the second quarter of 2002. There were two Atlas launches and one Proton launch in the second quarter of 2003, compared to one Proton launch in the 2002 period. For the comparable six-month periods, Launch Services’ operating profit declined $30 million due to higher Atlas operating losses this year and the impact of more profitable Proton launches in 2002, which more than offset a $30 million increase in government launch vehicles, driven mainly by the Titan launch vehicle program.

Integrated Systems & Solutions

($ millions)

	2nd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$810	$748	$1,582	$1,443
Operating profit	$67	$74	$139	$124
Margin	8.3%	9.9%	8.8%	8.6%

Net sales for Integrated Systems and Solutions increased by 8% for the quarter and 10% for the six months ended June 30, 2003 from the 2002 periods. For both the quarter and six-month periods, the sales increases are primarily attributable to a higher volume of classified and information assurance activities.

Segment operating profit decreased by 9% for the quarter and increased by 12% for the six months ended June 30, 2003 from the comparable 2002 periods. The decline for the quarter is mainly due to the recognition of contract performance improvements in the second quarter of 2002. For the six-month period, the increase in operating profit was primarily attributable to higher volume on the activities described above.

Technology Services

($ millions)

	2nd Quarter		Year-to-Date
	2003	2002	2003	2002
Net sales	$772	$711	$1,459	$1,381
Operating profit	$51	$41	$99	$78
Margin	6.6%	5.8%	6.8%	5.6%

Net sales for Technology Services increased by 9% for the quarter and 6% for the six months ended June 30, 2003 from the 2002 periods. Technology Services operates in four lines of business: Information Technology, Military Services, NASA, and

Energy. For the quarter, the increase in sales was primarily attributable to a $60 million growth in volume in the Information Technology and Military Services lines of business. The sales increase for the six-month period is mainly the result of increased volume totaling $90 million in Military Services and Information Technology, which more than offset lower sales volume of $10 million on NASA programs.

Segment operating profit increased by 24% for the quarter and 27% for the six months ended June 30, 2003 from the 2002 periods. In both periods the operating profit increased mainly due to higher volume and margins in Information Technology.

BUSINESS OUTLOOK

The following forward-looking statements are based on the Corporation’s current expectations. Actual results may differ materially. See the Corporation’s Safe Harbor discussion below.

Forecasted sales for the year 2003 are expected to be between $30.5 – $31.5 billion. This is an increase from the previous projection of between $28.7 – $29.8 billion. The improvement is a result of volume increases in the Aeronautics and Space Systems businesses. The volume increases in Aeronautics relate primarily to the F-35 Joint Strike Fighter and F/A-22 programs, as well as the potential for additional C-130J deliveries. The volume increase in Space Systems relates primarily to government satellite programs. The Corporation estimates the 2003 third and fourth quarter distribution of sales to be between $7.8 – $8.3 billion in the third quarter, with the remainder in the fourth quarter.

Earnings per share in 2003 from continuing operations are expected to be between $2.25 – $2.35, including the $0.06 charge to exit the commercial mail sorting business, an increase from the prior expectation of $2.20 – $2.30. The increase is a result of the sales volume improvement previously mentioned. The Corporation estimates the 2003 third and fourth quarter distribution of earnings per share from continuing operations to be approximately $0.55 – $0.60 per share in the third quarter with the balance in the fourth quarter.

The 2003 earnings projections assumes profit from operating segments of $2,350 – $2,450 million, an increase from the prior forecast of $2,300 – $2,400 million. The 2003 FAS/CAS adjustment, included in “Unallocated corporate income (expense), net” is expected to be an expense of around $305 million, unchanged from prior guidance. Excluding the FAS/CAS adjustment, other non-operating expense is expected to be approximately $70 million. Prior guidance of approximately $30 million has been adjusted to incorporate the $41 million unusual item described above. Total 2003 operating profit is projected to range between $1,975 – $2,075 million.

Interest expense for 2003 is expected to be approximately $510 million, unchanged from the previous estimate. The effective tax rate estimate remains between 31% – 32%. The average share estimate remains around 455 million.

Forecasted sales for the year 2004 are anticipated to be between $31.5 – $33.0 billion, an increase from the prior estimate. The 2004 projections assume profit from operating segments of $2,550 – $2,650 million, an increase from the prior forecast of $2,500 – $2,600 million.

The FAS/CAS pension expense adjustment for 2004 is subject to change and will be finalized at the end of 2003 consistent with the Corporation’s pension plan measurement date. The FAS and CAS amounts for 2004 will be determined in a large part by the actual investment results for 2003 and interest rates, neither of which can be accurately predicted at this time. The Corporation’s current planning estimate for the FAS/CAS pension expense adjustment ranges from $400 million to $550 million for 2004, unchanged from the prior estimate. In addition to the FAS/CAS adjustment, the planning estimate for other non-operating income/expense is expected to range from an expense of $25 million to income of $25 million, unchanged from the prior estimates.

The effective tax rate estimate remains between 31% – 32%. The assumption for 2004 interest expense continues to be approximately $490 million and that for average shares remain unchanged at about 465 million.

Cash flow from operations is expected to be at least $1.8 billion in 2003 and at least $3.5 billion over the two-year period 2003 – 2004, an increase from prior expectations of at least $1.5 billion in 2003 and at least $3.2 billion over the two-year period 2003 – 2004. The improvement is due to the increased earnings forecast and a continued focus on working capital management. Capital expenditures for property, plant and equipment remain projected at approximately $700 million in both 2003 and 2004. Depreciation and amortization of property, plant and equipment is still expected to be about $475 million in 2003 and about $525 million in 2004. Amortization of contract intangibles remains estimated at $125 million in both 2003 and 2004.

SECOND QUARTER 2003 ACHIEVEMENTS

➢	Booked a $1.7 billion order for 21 F/A-22 aircraft for Lot 3 production.

➢	Awarded a $1.7 billion contract for 48 F-16 aircraft for Poland.

➢	Received contract awards for 10 F-16s for Chile and 12 F-16s for Oman with a combined value of over $500 million.

➢	Awarded contracts to build three commercial satellites.

➢	Awarded a $268 million U.S. Navy contract to provide Aegis Weapon Systems and support for the Republic of Korea Navy’s new KDX-III destroyers.

➢	Received a $125 million contract modification for F-16 Software Upgrade for the U.S. Air Force and participating European air forces.

➢	Awarded a $96 million contract to begin production of the High Mobility Artillery Rocket System.

➢	Awarded a $55 million FBI Superdome program to provide modernized systems that process critical applications in support of the FBI’s law enforcement and homeland security mission.

➢	Awarded a $53 million contract to integrate the Joint Air-to-Surface Standoff Missile on the F/A-18E/F aircraft.

➢	Awarded Integration and Training Services contract by Transportation Security Administration. Initial value of contract is $8.9 million with four one-year options.

➢	Delivered the Jindalee Operational Radar Network to the Royal Australian Air Force.

➢	Acquired ORINCON, a privately held defense and information technology company. Enhances the Corporation’s ability to meet the evolving requirements and expected growth in the C4ISR (communications, command and control, computers, intelligence, surveillance and reconnaissance) arena.

###

NEWS MEDIA CONTACT:	Thomas Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Randa Middleton, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on July 24, 2003. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at:  http://www.lockheedmartin.com/investor.

SAFE HARBOR

NOTE: Statements in this press release, including the statements relating to projected future financial performance, are considered forward-looking statements under the federal securities laws. Sometimes these statements will contain words such as “anticipates,” “expects,” “plans,” “projects,” “estimates,” “outlook,” “forecast,” “guidance,” “assumes,” and other similar words. These statements are not guarantees of the Corporation’s future performance and are subject to risks, uncertainties and other important factors that could cause the Corporation’s actual performance or achievements to be materially different from those the Corporation may project.

The Corporation’s actual financial results will likely be different from those projected due to the inherent nature of projections and may be better or worse than projected. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements also represent the Corporation’s estimates and assumptions only as of the date that they were made. The Corporation expressly disclaims a duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this press release to reflect the occurrence of subsequent events, changed circumstances or changes in the Corporation’s expectations.

In addition to the factors set forth in the Corporation’s 2002 Form 10-K and first quarter 2003 Form 10-Q filed with the Securities and Exchange Commission (www.sec.gov), the following factors could affect the Corporation’s forward-looking statements: the ability to obtain or the timing of obtaining future government awards; the availability of government funding and customer requirements both domestically and internationally; changes in government or customer priorities due to program reviews or revisions to strategic objectives (including changes in priorities in response to terrorist threats or to improve homeland security); difficulties in developing and producing operationally advanced technology systems; the level of returns on pension and retirement plan assets; charges from any future SFAS 142 review; the competitive environment; economic business and political conditions domestically and internationally; program performance; the timing and customer acceptance of product deliveries; performance issues with key suppliers and subcontractors; the Corporation’s ability to achieve or realize savings for its customers or itself through its global cost-cutting program and other financial management programs; and the outcome of contingencies (including completion of any acquisitions and divestitures, litigation and environmental remediation efforts). The Corporation’s ability to monetize assets or businesses placed in discontinued operations will depend upon market and economic conditions, and other factors, and may require receipt of regulatory or governmental approvals. Realization of the value of the Corporation’s investments in equity securities, or related equity earnings for a given period, may be affected by the investee’s ability to obtain adequate funding and execute its business plan, general market conditions, industry considerations specific to the investee’s business, and/or other factors. These are only some of the numerous factors that may affect the forward-looking statements contained in this press release.

LOCKHEED MARTIN CORPORATION

Consolidated Results

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED JUNE 30,			YEAR TO DATE JUNE 30,
	2003	2002	% Change	2003	2002	% Change
Net Sales	$7,709	$6,290	23%	$14,768	$12,256	20%
Operating Profit	$470	$526	(11)%	$975	$1,000	(3)%
Interest Expense	$119	$145	(18)%	$259	$293	(12)%
Pre-tax Earnings	$351	$381	(8)%	$716	$707	1%
Income Tax Expense	$109	$30	N/M	$224	$132	70%
Effective Tax Rate [1]	31.1%	7.9%		31.3%	18.7%
Earnings from Continuing Operations	$242	$351	(31)%	$492	$575	(14)%
Loss from Discontinued Operations	—	$(12)	N/M	—	$(18)	N/M
Net Earnings	$242	$339	(29)%	$492	$557	(12)%
Basic Earnings Per Share:
Earnings from Continuing Operations	$0.54	$0.79	(32)%	$1.10	$1.30	(15)%
Loss from Discontinued Operations	—	(0.03)	N/M	—	(0.04)	N/M

Earnings Per Share	$0.54	$0.76	(29)%	$1.10	$1.26	(13)%

Average Basic Shares Outstanding	445.3	444.5		447.1	441.0
Diluted Earnings Per Share:
Earnings from Continuing Operations	$0.54	$0.78	(31)%	$1.09	$1.28	(15)%
Loss from Discontinued Operations	—	(0.03)	N/M	—	(0.04)	N/M

Earnings Per Share	$0.54	$0.75	(28)%	$1.09	$1.24	(12)%

Average Diluted Shares Outstanding	448.7	452.5		450.6	448.6

[1]	Income tax expense for the quarter and six months ended June 30, 2003 included the impact of a $27 million loss related to the Corporation’s exit from the commercial mail sorting business, which reduced the effective income tax rate for those periods by 0.4% and 0.2%, respectively. Income tax expense for the quarter and six months ended June 30, 2002 included the impact of a research & development tax credit benefit of $90 million, which reduced the effective income tax rate for those periods by 23.6% and 12.7%, respectively.

LOCKHEED MARTIN CORPORATION

Net Sales and Operating Profit

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED JUNE 30,			YEAR TO DATE JUNE 30,
	2003	2002	% Change	2003	2002	% Change
Net sales
Aeronautics	$2,405	$1,547	55%	$4,493	$2,881	56%
Electronic Systems	2,174	2,037	7	4,155	3,911	6
Space Systems	1,544	1,243	24	3,072	2,632	17
Integrated Systems & Solutions	810	748	8	1,582	1,443	10
Technology Services	772	711	9	1,459	1,381	6

Operating Segments	$7,705	$6,286	23	$14,761	$12,248	21
Other	4	4	—	7	8	(13)

Total net sales	$7,709	$6,290	23%	$14,768	$12,256	20%

Operating profit
Aeronautics	$162	$110	47%	$307	$202	52%
Electronic Systems	211	196	8	394	387	2
Space Systems	101	64	58	205	142	44
Integrated Systems & Solutions	67	74	(9)	139	124	12
Technology Services	51	41	24	99	78	27

Segment operating profit	$592	$485	22	$1,144	$933	23
Unallocated corporate (expense) income, net [1]	(122)	41	N/M	(169)	67	N/M

Total operating profit	$470	$526	(11)%	$975	$1,000	(3)%

Margins
Segments:
Aeronautics	6.7%	7.1%		6.8%	7.0%
Electronic Systems	9.7%	9.6%		9.5%	9.9%
Space Systems	6.5%	5.1%		6.7%	5.4%
Integrated Systems & Solutions	8.3%	9.9%		8.8%	8.6%
Technology Services	6.6%	5.8%		6.8%	5.6%
Total operating segments	7.7%	7.7%		7.8%	7.6%
Total consolidated operating profit	6.1%	8.4%		6.6%	8.2%

[1]	“Unallocated corporate (expense) income, net” includes earnings and losses from equity investments (mainly telecommunications), interest income, corporate costs not allocated to the operating segments, the FAS/CAS adjustment, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, and other miscellaneous corporate activities.

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED JUNE 30,		YEAR TO DATE JUNE 30,
	2003	2002	2003	2002
Summary of unallocated corporate (expense) income, net
FAS/CAS adjustment	$ (68)	$ 55	$(140)	$105
Other	(13)	(14)	12	(38)
Unusual items	(41)	—	(41)	—

Unallocated corporate (expense) income, net	$(122)	$ 41	$(169)	$ 67

FAS/CAS adjustment
FAS 87 (expense) income	$(117)	$ 35	$(225)	$ 67
CAS funding and (expense)	(49)	(20)	(85)	(38)

FAS/CAS adjustment—(expense) income	$ (68)	$ 55	$(140)	$105

Depreciation and amortization of property, plant and equipment
Aeronautics	$ 20	$ 19	$ 41	$ 39
Electronic Systems	37	37	74	71
Space Systems	27	30	54	56
Integrated Systems & Solutions	9	6	16	13
Technology Services	10	8	21	17

Operating Segments	103	100	206	196
Unallocated corporate expense, net	13	6	18	13

Total depreciation and amortization	$ 116	$106	$ 224	$209

Amortization of Contract Intangibles
Aeronautics	$ 13	$ 13	$ 25	$ 25
Electronic Systems	12	12	24	24
Space Systems	2	2	4	4
Integrated Systems & Solutions	4	3	7	6
Technology Services	1	2	3	4

Operating Segments	32	32	63	63
Unallocated corporate expense, net	—	—	—	—

Total amortization of contract intangibles	$ 32	$ 32	$ 63	$ 63

LOCKHEED MARTIN CORPORATION

Other Financial Information

Preliminary and Unaudited

(In millions, except percentages)

	JUNE 30, 2003	DECEMBER 31, 2002
Backlog
Aeronautics	$40,822	$35,477
Electronic Systems	16,289	16,034
Space Systems	11,641	10,701
Integrated Systems & Solutions	3,682	3,556
Technology Services	4,185	4,617

Total	$76,619	$70,385

Long-Term Debt
Current maturities	$164	$1,365
Long-term	6,075	6,217

Total	$6,239	$7,582

Cash and cash equivalents	$1,909	$2,738
Short-term investments	$229	—
Stockholders’ equity	$6,091	$5,865
Total debt-to-capitalization	50.6%	56.4%

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	JUNE 30, 2003	DECEMBER 31, 2002
Assets
Cash and cash equivalents	$1,909	$2,738
Short-term investments	229	—
Accounts receivable	3,405	3,655
Inventories	2,054	2,250
Other current assets	1,989	1,983

Total current assets	9,586	10,626
Property, plant and equipment, net	3,259	3,258
Investments in equity securities	1,079	1,009
Goodwill	7,380	7,380
Intangible assets, related to contracts and programs acquired	752	814
Other noncurrent assets	2,739	2,671

Total assets	$24,795	$25,758

Liabilities and Stockholders’ Equity
Accounts payable	$1,167	$1,102
Customer advances and amounts in excess of costs incurred	4,366	4,542
Other accrued expenses	2,766	2,812
Current maturities of long-term debt	164	1,365

Total current liabilities	8,463	9,821
Long-term debt	6,075	6,217
Pension liabilities	814	651
Post-retirement and other noncurrent liabilities	3,352	3,204
Stockholders’ equity	6,091	5,865

Total liabilities and stockholders’ equity	$24,795	$25,758

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR TO DATE JUNE 30,
	2003	2002
Operating Activities
Net income	$492	$557
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization of property, plant and equipment	224	209
Amortization of contract intangibles	63	63
Changes in operating assets and liabilities:
Receivables	244	494
Inventories	159	33
Accounts payable	65	(270)
Customer advances and amounts in excess of costs incurred	(176)	66
Other	318	396

Net cash provided by operating activities	1,389	1,548

Investing Activities
Expenditures for property, plant and equipment	(202)	(261)
Short-term investments	(229)	—
Acquisitions of / investments in affiliated companies [1]	(219)	(86)
Proceeds from divestitures of affiliated companies	—	81
Other	7	25

Net cash used for investing activities	(643)	(241)

Financing Activities
Debt repayments	(1,209)	(76)
Issuances of common stock	22	385
Repurchases of common stock	(279)	—
Common Stock dividends	(109)	(99)

Net cash (used for) provided by financing activities	(1,575)	210

Net (decrease) increase in cash and cash equivalents	(829)	1,517
Cash and cash equivalents at beginning of period	2,738	912

Cash and cash equivalents at end of period	$1,909	$2,429

[1]	Includes a $130 million payment related to the guarantee of the Corporation’s share of Space Imaging, LLC’s outstanding borrowings under a credit facility, which came due in the first quarter of 2003.

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned ESOP Shares	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at January 1, 2003	$455	$2,796	$4,262	$(50)	$(1,598)	$5,865
Net earnings			492			492
Common stock dividends declared (annual dividend of $0.48 per share)			(109)			(109)
Repurchases of common stock	(6)	(273)				(279)
Stock awards and options, and ESOP activity	1	85		17		103
Other comprehensive income					19	19

Balance at June 30, 2003	$450	$2,608	$4,645	$(33)	$(1,579)	$6,091

LOCKHEED MARTIN CORPORATION

Operating Data

	QUARTER ENDED JUNE 30,		YEAR TO DATE JUNE 30,
	2003	2002	2003	2002
Deliveries
F-16	12	5	15	10
C-130J	4	3	7	5
Launches
Atlas	2	—	2	2
Proton [1]	1	1	2	2
Titan II	—	1	1	1
Titan IV	1	—	1	1

[1]	In the first quarter of 2003, we recognized sales, per contract terms, upon delivery in orbit of a Lockheed Martin built satellite launched in the fourth quarter of 2002 on a Proton launch vehicle.